Exhibit 8.1

August 14, 2009

MarkWest Energy Partners, L.P.

1515 Arapahoe Street

Tower II, Suite 700

Denver, Colorado 80202

RE:                              MARKWEST ENERGY PARTNERS, L.P. REGISTRATION STATEMENTS ON FORMS S-3

Ladies and Gentlemen:

We have acted as counsel for MarkWest Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, with respect to the offer and sale by the Partnership and certain selling unitholders of common units representing limited partner interests in the Partnership.  We have also participated in the preparation of a Prospectus Supplement dated August     , 2009 (the “Prospectus Supplement”), a Prospectus dated March 12, 2009 (the “2009 Prospectus”) forming part of a Registration Statement on Form S-3 No. 333-157883 (the “2009 Registration Statement”) and  a prospectus dated June 3, 2008 (the “2008 Prospectus”) forming part of a Registration Statement on Form S-3 No. 333-149742 (the “2008 Registration Statement” and, together with the 2009 Registration Statement, the “Registration Statements”).  In connection therewith, we prepared the discussion set forth under the caption “Tax Considerations” in the Prospectus Supplement, “Material Tax Consequences” in the 2009 Prospectus and “Material Tax Consequences” in the 2008 Prospectus (together, the “Discussions”).

All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” (ii) as of the effective date of the 2009 Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences” and (iii) as of the effective date of the 2008 Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences” in all cases qualified by the limitations contained in the Discussions.  In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statements and to the reference to our

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com firm in the Prospectus Supplement, the 2009 Prospectus and the 2008 Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.